Exhibit 10.1

REDEMPTION AGREEMENT
between
MPLX LP
and
Western Refining Southwest, Inc.

Dated July 31, 2020

REDEMPTION AGREEMENT
THIS REDEMPTION AGREEMENT (this “Agreement”) is entered into on July 31, 2020 (the “Execution Date”), by and between MPLX LP, a Delaware limited partnership (“MPLX”), and Western Refining Southwest Inc., an Arizona corporation (“WRS” and, together with MPLX, the “Parties” and each individually a “Party”).
WITNESS:
WHEREAS, WNRL Energy, LLC (“Energy”) is the owner and holder of record of 100% of the outstanding limited liability company membership interests in Western Refining Wholesale, LLC (“Wholesale”) (the “Wholesale Membership Interests”);
WHEREAS, Wholesale is the owner and holder of record of 100% of the outstanding limited liability company membership interests in Western Refining Product Transport, LLC (“Transport”) (the “Transport Membership Interests” and together with the Wholesale Membership Interests, the “Membership Interests”);
WHEREAS, MPLX is the owner, directly or indirectly, of 100% of the outstanding partnership interests in Andeavor Logistics LP (“ANDX”), which in turn is the owner and holder of record of 100% of the outstanding limited liability company membership interests of Western Refining Logistics LP (“Logistics”), which in turn is the owner and holder of record of 100% of the outstanding limited liability company membership interests in WNRL Energy GP, LLC (“Energy GP”);
WHEREAS, Logistics is the owner and holder of record of 99.9% of the outstanding limited liability company membership interests in Energy, and Energy GP is the owner and holder of record of 0.1% of the outstanding limited liability company membership interests in Energy;
WHEREAS, Energy is willing and desires to distribute the Wholesale Membership Interests to Energy GP and Logistics, and Energy GP is willing and desires to distribute the Wholesale Membership Interests it receives from Energy to Logistics;
WHEREAS, Logistics is willing and desires to distribute the Wholesale Membership Interests it receives from Energy and Energy GP to ANDX;
WHEREAS, ANDX is willing and desires to distribute the Wholesale Membership Interests it receives from Logistics to MPLX;
WHEREAS, WRS is willing and desires to acquire from MPLX, and MPLX is willing to distribute to WRS, in exchange for and in redemption of Common Units of MPLX owned by WRS, the Wholesale Membership Interests on the terms and conditions set out below; and
WHEREAS, the Parties are willing to make the representations, warranties and covenants and to provide the consideration described in this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual representations, warranties and covenants in this Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Capitalized terms used in this Agreement have the meanings and are subject to the rules of construction set forth in Appendix A.
ARTICLE II
TRANSFER OF WHOLESALE MEMBERSHIP INTERESTS
Section 2.1    Transfer of the Wholesale Membership Interests. Notwithstanding anything in Wholesale’s Organizational Documents to the contrary, subject to the terms and conditions provided for in this Agreement, the following transactions shall each be deemed to have occurred for all purposes in the order in which they are set forth in this Section 2.1 on the Closing Date or upon such date as otherwise stated below:
(a)    Energy shall distribute, grant, convey, assign, transfer, set over and deliver (i) to Energy GP, 0.1% of Energy’s right, title and interest in and to the Wholesale Membership Interests, and (ii) to Logistics, 99.9% of Energy’s right, title and interest in and to the Wholesale Membership Interests (clauses (i) and (ii), collectively, the “Energy Distributions”);
(b)    Energy GP shall distribute, grant, convey, assign, transfer, set over and deliver to Logistics all of Energy GP’s right, title and interest in and to its share of the Wholesale Membership Interests (the “Energy GP Distribution”);
(c)    Logistics shall distribute, grant, convey, assign, transfer, set over and deliver to ANDX, all of Logistics’ right, title and interest in and to the Wholesale Membership Interests (the “Logistics Distribution”);
(d)    ANDX shall distribute, grant, convey, assign, transfer, set over and deliver to MPLX all of ANDX’s right, title and interest in and to the Wholesale Membership Interests (the “ANDX Distribution” and, collectively with the Energy Distributions, the Energy GP Distribution and the Logistics Distribution, the “Wholesale Distributions”); and
(e)    Within five (5) days of the Closing Date MPLX shall distribute, grant, convey, assign, transfer, set over and deliver to WRS, in exchange for the consideration set forth in Section 3.1, all of MPLX’s right, title and interest in and to the Wholesale Membership Interests (the “Transfer”).
Notwithstanding the foregoing, in lieu of one or more conveyance documents regarding the Wholesale Membership Interests and for administrative convenience only (and without limiting any of the representations, warranties, covenants or other provisions of this Agreement), MPLX agrees to deliver or cause to be delivered all of MPLX’s right, title and interest in and to the Wholesale Membership Interests to WRS.

ARTICLE III
CONSIDERATION
Section 3.1    Redemption of MPLX Common Units. In consideration of the Transfer and subject to the terms and conditions provided for in this Agreement, MPLX shall redeem [•] Common Units, valued at $340,000,000 (the “Total Value”), from WRS (the “MPLX Common Units”). For the avoidance of doubt, the foregoing number of Common Units was determined by dividing the Total Value by the simple average of the volume weighted average price of a Common Unit on the NYSE for the ten trading days ending at market close on July [27], 2020. Thereafter, MPLX shall cancel the MPLX Common Units.
ARTICLE IV
INDEMNIFICATION
Section 4.1    Indemnification by MPLX.
(a)    Subject to Section 4.3, from and after the Closing Date, MPLX shall indemnify, defend and hold harmless WRS, and any other of WRS’s Affiliates and its and their respective directors, members, officers, employees, and representatives (the “WRS Indemnitees”), from and against any losses, liabilities, liens, encumbrances, costs, damages, deficiencies, diminution in value, judgments, demands, suits, assessments, charges, fines, penalties, or expenses (including reasonable attorneys’ fees and other costs of litigation) (“Losses”) actually suffered or incurred by any of them resulting from, related to, or arising out of (i) the breach of any representation or warranty of MPLX contained in this Agreement, in any Exhibit or Appendix to this Agreement or in any document, instrument, agreement or certificate delivered under this Agreement or (ii) any Energy Taxes.
(b)    Solely for the purpose of indemnification pursuant to Section 4.1(a)(i), the representations and warranties of MPLX in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers.
Section 4.2    Indemnification by WRS.
(a)    Subject to Section 4.3, from and after the Closing Date, WRS shall indemnify, defend and hold harmless MPLX, and any other of MPLX’s Affiliates and its and their respective directors, members, officers, employees, and representatives (the “MPLX Indemnitees”), from and against any Losses actually suffered or incurred by any of them resulting from, related to, or arising out of the breach of any representation, warranty or covenant of WRS contained in this Agreement, in any Exhibit or Appendix to this Agreement or in any document, instrument, agreement or certificate delivered under this Agreement.
(b)    Solely for the purpose of indemnification pursuant to Section 4.2(a)(i), the representations and warranties of WRS in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers.
Section 4.3    Limitations on Indemnities.

(a)    Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties hereto contained in this Agreement and the covenants and agreements of the Parties hereto contained herein required to be fully performed on or before the Closing shall survive for a period of one (1) year from the Closing Date, except for (i) the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.7, 6.1, 6.2, 6.3, and 6.5 (collectively, the “Fundamental Representations”), which shall survive for a period of three (3) years from the Closing Date, and (ii) the representations and warranties contained in Section 5.10 (Taxes), which shall survive until the date that is sixty (60) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling). Each covenant and agreement of the Parties in this Agreement which by its terms requires performance after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed. If a notice of a claim for indemnification under this Article IV has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for the applicable representation, warranty or covenant, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved.
(b)    To the extent the WRS Indemnitees are entitled to indemnification for Losses pursuant to Section 4.1(a)(i) (but not including Losses with respect to breaches of Fundamental Representations, the representations and warranties contained in Section 5.10 (Taxes), or Energy Taxes), MPLX shall not be liable for those Losses unless the aggregate amount of such Losses exceeds the Deductible, and then only to the extent of any such excess; provided, however, that the aggregate liability to the WRS Indemnitees pursuant to such Sections (but not including Losses with respect to breaches of Fundamental Representations, the representations and warranties contained in Section 5.10 (Taxes), or Energy Taxes) shall not exceed the Cap. The maximum aggregate liability of MPLX for Losses under Section 4.1(a) shall not exceed the Total Value.
(c)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES, EXCEPT, IN EACH CASE, TO THE EXTENT SUCH DAMAGES ARE FINALLY AND JUDICIALLY DETERMINED AND PAID TO AN UNAFFILIATED THIRD PARTY. ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS Article IV, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT).
Section 4.4    Indemnification Procedures. A WRS Indemnitee or MPLX Indemnitee, as the case may be (an “Indemnified Party”), shall give the indemnifying party under Section 4.1 or Section 4.2, as applicable (an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement that does not involve a third party, stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article IV except to the extent the Indemnifying Party is prejudiced by such failure. With respect to a claim for indemnification involving a claim by a third party, the procedures with respect to indemnification shall be governed by the terms of Exhibit 1.
Section 4.5    Additional Matters. The representations, warranties and covenants of an Indemnifying Party, and an Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Party or by reason of the fact that such Indemnified Party or any of its Affiliates, advisors or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
Section 4.6    Exclusive Remedy. From and after Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article IV other than claims or causes of action arising from fraud or willful misconduct.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MPLX
MPLX represents and warrants as of the date hereof as follows:
Section 5.1    Ownership Interests.
(a)    To MPLX’s Knowledge, the Wholesale Membership Interests were duly authorized, validly issued, fully paid (to the extent required by the Organizational Documents of Wholesale) and nonassessable (except, to the extent applicable, as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA). Immediately following the consummation of the Wholesale Distributions, MPLX will have good and valid record and beneficial title to the Wholesale Membership Interests, free and clear of any and all Liens, and, except as provided or created by the limited liability company agreement or other Organizational Documents of Wholesale, the 1933 Act or applicable state securities laws, the Wholesale Membership Interests will be free and clear of any restrictions on transfer or, to MPLX’s Knowledge, claims. To MPLX’s Knowledge, except as set forth in the Organizational Documents of MPLX, Wholesale or Transport there are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for the Wholesale Membership Interests, or any other commitments or agreements of MPLX, Wholesale or Transport or any of their respective controlled Affiliates providing for the issuance of additional Equity Interests in Wholesale or Transport, or for the repurchase or redemption of any of the Wholesale Membership Interests, or any agreements of any kind which may obligate Wholesale or Transport to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Interests. Immediately following the Transfer, WRS will have good and valid record and beneficial title to the Wholesale Membership Interests, free and clear of any Liens and, except as provided or created by the limited liability company agreement or other

Organizational Documents of Wholesale, the 1933 Act or applicable state securities laws, free and clear of any restrictions on transfer or, to MPLX’s Knowledge, claims.
(b)    To MPLX’s Knowledge, the Transport Membership Interests were duly authorized, validly issued, fully paid (to the extent required by the Organizational Documents of Transport) and nonassessable (except, to the extent applicable, as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA). Wholesale owns all of the Transport Membership Interests. To MPLX’s Knowledge, none of the Transport Membership Interests (i) are, except as set forth in the Organizational Documents of Transport, subject to or (ii) were issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to the Transport Membership Interests, the Organizational Documents of Transport, or any contract, arrangement or agreement to which MPLX, Wholesale, Transport, or any of their respective controlled Affiliates is a party or to which it or any of their respective properties or assets is otherwise bound. Wholesale has good and valid and beneficial title to the Transport Membership Interests free and clear of all Liens.
Section 5.2    Organization and Existence.
(a)    MPLX is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties require it to be qualified, except where the failure to be so qualified would not constitute a Material Adverse Effect.
(b)    To MPLX’s Knowledge, Wholesale has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to operate and to carry on its business as it is currently conducted as of the date hereof. Wholesale is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not or if continued would not have a Material Adverse Effect. MPLX has delivered to WRS correct and complete copies of Wholesale’s respective Organizational Documents. Wholesale is not in breach or default under the terms of any Organizational Document to which it is a party.
(c)    To MPLX’s Knowledge, Transport has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to operate and to carry on its business as it is currently conducted as of the date hereof. Transport is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not or if continued would not have a Material Adverse Effect. MPLX has delivered to WRS correct and complete copies of Transport’s Organizational Documents. Transport is not in breach or default under the terms of any of Organizational Document to which it is a party.

Section 5.3    Authority and Action. MPLX has the limited partnership power and authority to enter into this Agreement and each agreement and instrument to be executed and delivered by MPLX pursuant hereto and to perform all of its obligations and consummate the transactions contemplated hereby and thereby. MPLX has taken all necessary and appropriate action to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by MPLX pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each agreement and instrument to be executed and delivered by MPLX pursuant hereto will be when so executed and delivered, duly and validly executed and delivered by MPLX and this Agreement is, and each agreement and instrument to be executed and delivered by MPLX pursuant hereto will be when so executed and delivered, a valid and binding obligation of MPLX, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.
Section 5.4    Consents. No consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with, any Governmental Authority or other Person is required to be obtained or made by or with respect to MPLX, Wholesale, Transport, or the Wholesale Membership Interests in connection with:
(a)    the execution, delivery, and performance of this Agreement (or any related instrument or agreement), or the consummation of the transactions contemplated hereby and thereby;
(b)    the enforcement against MPLX of its obligations hereunder and thereunder; or
(c)    following the Closing, the ownership by WRS of the Wholesale Membership Interests;
except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect or result in any material loss, cost or liability of WRS or its Subsidiaries (including, from and after the Closing, Wholesale or Transport).
Section 5.5    No Violation. The execution and delivery of this Agreement (or any related instrument or agreement to be executed and delivered) by MPLX does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by MPLX of the obligations that it is obligated to perform hereunder or thereunder do not:
(a)    conflict with or result in a breach of any of the provisions of any Organizational Documents of MPLX, Wholesale or Transport;
(b)    result in the creation, violation or acceleration of, or afford any Person the right to obtain, or accelerate any obligation or indebtedness under, any Lien on the Membership Interests, or on property or assets of MPLX, Wholesale, or Transport under any indenture, mortgage, lien, agreement, contract, commitment or instrument;
(c)    conflict with any municipal, state or federal ordinance, law (including common law), rule, regulation, judgment, order, writ, injunction, or decree applicable to MPLX, Wholesale or Transport; or

(d)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require consent, authorization or approval under any Wholesale Material Contract or any Transport Material Contract, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which MPLX, Wholesale or Transport is a party or by which any of them is bound or to which any of the Wholesale Membership Interests are subject; except, in the case of clauses (b), (c) and (d), as would not have, individually or in the aggregate, a Material Adverse Effect or result in any material loss, cost or liability of WRS or its Subsidiaries (including, from and after the Closing, Wholesale or Transport).
Section 5.6    Information.
(a)    To MPLX’s Knowledge, this Agreement (and all related documents) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein not misleading and MPLX has not intentionally withheld disclosure from the Conflicts Committee of any fact that would constitute a Material Adverse Effect.
(b)    The historical and pro forma operations, income and EBITDA information provided to the Conflicts Committee and its financial advisor as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis, were prepared in good faith and are consistent with MPLX’s (and its applicable Affiliates’) management’s current expectations, which MPLX (and its applicable Affiliate) believes are reasonable, and are derived from, and consistent in all material respects with, MPLX’s (and its applicable Affiliates’) books and records.
Section 5.7    Brokers. Neither MPLX nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement.
Section 5.8    Laws and Regulations; Litigation. There are no pending or, to MPLX’s Knowledge, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against any of MPLX, Wholesale or Transport or against or affecting the Wholesale Membership Interests, or the ownership of the Wholesale Membership Interests that (a) have, or would be likely to have, a Material Adverse Effect or (b) seek any material injunctive relief with respect to the Wholesale Membership Interests. Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of Wholesale or Transport is in violation of or in default under any municipal, state or federal ordinance, law (including common law), rule or regulation or under any order of any Governmental Authority.
Section 5.9    Title to Assets. Disclosure Schedule 5.9 sets forth a true and complete list of the material assets held by each of Wholesale (the “Wholesale Assets”) and Transport (the “Transport Assets”). To MPLX’s Knowledge, each of Wholesale and Transport has good and marketable title to all respective tangible personal property included in the Wholesale Assets and Transport Assets respectively, free and clear of all Liens, except Permitted Liens. To MPLX’s Knowledge, all tangible personal property included in the Wholesale Assets and Transport Assets is (a) in the aggregate, in good operating condition and repair (normal wear and tear excepted); (b) has been maintained in all material respects in accordance with applicable laws and regulations, as well as generally accepted industry practice; and (c) is sufficient for the purposes for which it is currently being used or held for use. The Wholesale Assets and Transport Assets constitute all of the material assets related to the ownership, use and operation of the Wholesale Business and Transport Business, as applicable, and are sufficient to own and operate the Wholesale Business and Transport Business, respectively, as of the date hereof.
Section 5.10    Taxes.
(a)    To MPLX’s Knowledge and with respect to all Tax periods in which MPLX has directly or indirectly owned Wholesale and Transport:
(i)    All material Tax Returns that are required to be filed by or with respect to Wholesale and Transport on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are true, correct and complete in all material respects.
(ii)    All material Taxes due and payable by or with respect to Wholesale and Transport (whether or not shown on any Tax Return) have been fully paid, and any material deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued. All Taxes that Wholesale or Transport has been required by applicable law to withhold, collect or deposit have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authorities.
(iii)    Except with respect to an ongoing audit of Wholesale by the state of California for Tax years 2011 through 2016, no Tax Proceeding of or with respect to Wholesale or Transport is currently pending or has been proposed in writing or has been threatened that constitutes a Material Adverse Effect.
(iv)    No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes or any Tax Returns of or with respect to Wholesale or Transport, except for a waiver executed by Wholesale for an ongoing audit by the state of California for Tax years 2011 through 2016.
(b)    To MPLX’s Knowledge, for U.S. federal income Tax purposes, Wholesale is classified as an entity that is disregarded as separate from Energy and Transport is classified as an association taxable as a corporation.
(c)    To MPLX’s Knowledge, none of Wholesale or Transport is a party to any Tax allocation, sharing or indemnity agreement or arrangement with any Person or has any contractual obligation to indemnify any other Person with respect to Taxes (other than pursuant to contracts entered into in the ordinary course of business the primary subject of which is not Taxes.
(d)    The representations and warranties set forth in this Section 5.10 are the sole and exclusive representations of MPLX with respect to Tax matters.

Section 5.11    Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:
(a)    Wholesale, Transport, the Wholesale Assets, and the Transport Assets are in compliance with Environmental Laws;
(b)    to MPLX’s Knowledge, none of Wholesale, Transport, the Wholesale Assets, or the Transport Assets is the subject of any outstanding administrative or judicial order, or any judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law and requiring remediation or the payment of a fine or penalty;
(c)    neither Wholesale nor Transport is subject to any pending Litigation under any Environmental Law with respect to the Wholesale Assets or the Transport Assets; and
(d)    no Release into the environment of any Hazardous Substance has occurred that to MPLX’s Knowledge has resulted or could reasonably be expected to result in either Wholesale or Transport incurring any material liability under Environmental Law; and
(e)    The representations and warranties set forth in this Section 5.11 are the sole and exclusive representations of MPLX with respect to environmental matters.
Section 5.12    Permits. To MPLX’s Knowledge, Wholesale and Transport possess all Permits required by law, necessary for the conduct of the Wholesale Business and the Transport Business, as applicable, and the ownership and operation of the Wholesale Assets and the Transport Assets, as applicable, except where the failure to possess such Permits would not be material to the conduct of the Wholesale Business or the Transport Business, as applicable, or the ownership and operation of the Wholesale Assets or Transport Assets, as applicable, taken as a whole, as applicable; and there are no unresolved notices of violation with respect to any such Permit and each such Permit is valid, binding and in full force and effect.
Section 5.13    Material Contracts.
(a)    Disclosure Schedule 5.13(a) sets forth a true and complete listing of the Wholesale Material Contracts. To MPLX’s Knowledge, each Wholesale Material Contract is in full force and effect, and no party thereto is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, constitute a Material Adverse Effect. Wholesale has not given nor received any notice of any action or intent to terminate or amend in any material respect any Wholesale Material Contract.
(b)    Disclosure Schedule 5.13(b) sets forth a true and complete listing of the Transport Material Contracts. To MPLX’s Knowledge, each Transport Material Contract is in full force and effect, and no party thereto is in material breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any material breach or default under any Transport Material Contract. Transport has not given nor received any notice of any action or intent to terminate or amend in any material respect any Transport Material Contract.

Section 5.14    No Liabilities. To MPLX’s Knowledge, neither Wholesale nor Transport has any liabilities (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise) except as set forth in the Wholesale Material Contracts and the Transport Material Contracts, as applicable.
Section 5.15    No Adverse Change. Except for any actions taken by Wholesale or Transport by this Agreement, from July 30, 2019, (a) Wholesale and Transport have in all material respects operated the Wholesale Assets and Transport Assets, as applicable, in the ordinary course consistent with past practices, and (b) no fact, event, change, occurrence, development or circumstance has occurred that has had or would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.
Section 5.16    Employment Matters. Wholesale and Transport do not have and, to MPLX’s Knowledge, have never had, any employees, independent contractors, or consultants. Wholesale and Transport do not currently and, to MPLX’s Knowledge, have never sponsored, maintained, contributed to or had an obligation to contribute to any Plan or been a participating employer in any Plan. Neither Wholesale nor Transport has any liability, contingent or otherwise, with respect to any Plan.
Section 5.17    Insurance. All insurance policies, if any, carried by or maintained for the benefit of Wholesale and Transport that directly insure Wholesale or Transport (the “Insurance Policies”) are in full force and effect, and, to MPLX’s Knowledge, the parties thereto are not in breach or default thereunder.
Section 5.18    Disclaimer of Warranties. Except as expressly set forth in this Article V or in any agreement or instrument to be executed by MPLX in connection with the transactions contemplated hereby, MPLX makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of MPLX or its Affiliates. EXCEPT AS SPECIFICALLY REPRESENTED AND WARRANTED IN THIS Article V, THE DISTRIBUTION OF THE WHOLESALE MEMBERSHIP INTERESTS IS ON AN “AS IS” BASIS, AND MPLX DISCLAIMS ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF WRS
WRS represents and warrants as of the date hereof as follows:
Section 6.1    Organization. WRS is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not have a Material Adverse

Effect. WRS has the corporate power to conduct its business as presently conducted and to own and hold the properties used in connection therewith.
Section 6.2    Ownership. WRS has good and valid record and beneficial title to the MPLX Common Units, free and clear of any and all Liens, and except as provided or created by the Organizational Documents of MPLX, the 1933 Act or applicable state securities laws, the MPLX Common Units are free and clear of any restrictions on transfer, Taxes, or claims.
Section 6.3    Authority and Action. WRS has the corporate power and authority to enter into this Agreement and each agreement and instrument to be executed and delivered by WRS pursuant hereto and to perform all of its obligations and consummate the transactions contemplated hereby and thereby. WRS has taken all necessary and appropriate corporate action to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by WRS pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each agreement and instrument to be executed and delivered by WRS pursuant hereto will be when so executed and delivered, duly and validly executed and delivered by WRS and constitutes or when so executed will constitute a valid and binding obligation of WRS, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.
Section 6.4    Consents. No consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with, any Governmental Authority or other Person is required to be obtained or made by or with respect to WRS in connection with:
(a)    the execution, delivery, and performance of this Agreement (or any related instrument or agreement), or the consummation of the transactions contemplated hereby and thereby;
(b)    the enforcement against WRS of its obligations hereunder and thereunder; or
(c)    the redemption by MPLX of the MPLX Common Units;
except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect or result in any material loss, cost or liability of MPLX or its Subsidiaries.
Section 6.5    No Violation. The execution and delivery of this Agreement (or any related instrument or agreement to be executed and delivered) by WRS does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by WRS of the obligations that it is obligated to perform hereunder or thereunder do not:
(a)    conflict with or result in a breach of any of the provisions of any Organizational Documents of WRS;
(b)    result in the creation, violation or acceleration of, or afford any Person the right to obtain or accelerate any obligation or indebtedness under, any Lien on the property or assets of WRS;

(c)    conflict with any municipal, state or federal ordinance, law (including common law), rule, regulation, judgment, order, writ, injunction, or decree applicable to WRS; or
(d)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which WRS is a party or by which it is bound;
except, in the case of clauses (b), (c) and (d), as would not have, individually or in the aggregate, a Material Adverse Effect or result in any material loss, cost or liability of MPLX or its Subsidiaries.
Section 6.6    Disclaimer of Warranties. Except as expressly set forth in this Article VI or in any agreement or instrument to be executed by WRS in connection with the transactions contemplated hereby, WRS makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of WRS, or its Affiliates.
ARTICLE VII
COVENANTS
Section 7.1    Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).
Section 7.2    Tax Covenants.
(a)    Transaction Taxes. All sales, use, controlling interest, transfer, filing, recordation, registration and similar Taxes arising from or associated with the transactions contemplated by this Agreement, other than Taxes based on income or net worth (“Transaction Taxes”), shall be borne fifty percent (50%) by WRS and fifty percent (50%) by MPLX. Except to the extent required by applicable law, MPLX shall prepare and file all Tax Returns in respect of Transaction Taxes. The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under laws, the amount of any such Transaction Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party.
(b)    Pre-Closing Tax Returns. MPLX will cause to be prepared each Tax Return of Wholesale and Transport for a Pre-Closing Tax Period that is required to be filed after the Closing Date (each, a “Pre-Closing Tax Return”). At least thirty (30) days prior to the due date for filing such Pre-Closing Tax Return, MPLX will deliver a copy of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to WRS for its review and comment. WRS shall provide any comments to any such draft Tax Return no later than fifteen (15) days after receipt of such draft from MPLX, and MPLX will revise such Pre-Closing Tax Return to reflect any reasonable comments timely received from WRS. Not later than five (5) days prior to the due date for filing such Pre-Closing Tax Return, MPLX will provide such revised Pre-Closing Tax Return to WRS for filing by WRS with the appropriate Governmental Authority. Not later than five (5) days prior to the due date for payment of Taxes with respect to such Pre-Closing Tax Return, MPLX will pay to WRS the amount of any Energy Taxes with respect to such Pre-Closing Tax Return.
(c)    Straddle Period Tax Returns. WRS will prepare or cause to be prepared each Tax Return of Wholesale and Transport for a Straddle Period (each, a “Straddle Tax Return”). Not later than thirty (30) days prior to the due date for filing such Straddle Tax Return, WRS will deliver a copy of such Straddle Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, in each case a copy of which shall be provided to MPLX by WRS upon MPLX’s written request), together with all supporting documentation and workpapers, to MPLX for its review and comment. MPLX shall provide any comments to any such draft Tax Return no later than fifteen (15) days after receipt of such draft from WRS, and WRS will cause such Straddle Tax Return (as revised to reflect any reasonable comments timely received MPLX) to be filed timely with the appropriate Governmental Authority and will provide a copy to MPLX. Not later than five (5) days prior to the due date for payment of with respect to such Straddle Tax Return, MPLX will pay to WRS the amount of any Energy Taxes with respect to such Straddle Tax Return.
(d)    Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:
(i)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of Wholesale or Transport, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and
(ii)    in the case of all other Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each portion of such Straddle Period.
(iii)    Notwithstanding anything to the contrary herein, any franchise Tax will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

(e)    Tax Refunds. Any refunds of Taxes of Wholesale or Transport (whether in the form of cash received or a credit or offset actually realized against Taxes otherwise payable) (“Tax Refunds”) for any Pre-Closing Tax Period shall be for the account of MPLX. Any Tax Refunds for any Tax period beginning after the Closing Date shall be for the account of WRS. Any Tax Refunds for any Straddle Period shall be equitably apportioned between MPLX and WRS in accordance with the principles provided for in Section 7.2(d). To the extent that WRS or Wholesale or Transport receives a Tax Refund that is for the account of MPLX pursuant to this Section 7.2(e), WRS shall pay the amount of such Tax Refund (and any interest received from the Governmental Authority), net of any reasonable out-of-pocket costs or expenses incurred by WRS or its Affiliates in procuring such refund, to MPLX. To the extent that MPLX receives a Tax Refund that is for the account of WRS pursuant to this Section 7.2(e), MPLX shall pay the amount of such Tax Refund (and any interest received from the Governmental Authority), net of any reasonable out-of-pocket costs or expenses incurred by MPLX or its Affiliates in procuring such refund, to WRS. The amount due to MPLX or WRS, as applicable, under this Section 7.2(e) shall be paid to the MPLX or WRS, as applicable, within thirty (30) days of the receipt of the Tax Refund from the applicable Governmental Authority (or, if the Tax Refund is in the form of a credit or offset against Taxes otherwise payable, within thirty (30) days after the due date of the Tax Return claiming such credit or offset).
(f)    Tax Characterization. The Parties intend that, for U.S. federal (and applicable state and local) income tax purposes, the Transfer be treated as a distribution by MPLX pursuant to Section 731 of the Code and not as a sale of the Wholesale Membership Interests (or the Wholesale Assets). The Parties (and each such Party’s Affiliates) will prepare and file all Tax Returns consistent with the foregoing and will not take any position for Tax purposes inconsistent with the foregoing, except as otherwise required by applicable law or a final determination as defined in Section 1313 of the Code.
Section 7.3    Conflicts. In the event of a conflict between the provisions of this Article VII and any other provision of this Agreement, the provisions of this Article VII shall control.
Section 7.4    Post-Closing Payment for Services. With regard to the accounts receivable balance for certain fuel supply transactions as of July 31, 2020 between Wholesale; Speedway LLC; Western Refining Retail, LLC; Giant Four Corners, LLC; and Giant Stop-n-Go of New Mexico, LLC (the “Supply Payment”), WRS shall cause Wholesale to remit the Supply Payment, when received after the Closing, to Energy or to such other party as designated in writing by Energy, or Wholesale may direct Speedway LLC to remit the Supply Payment to Energy or to such other party as designated in writing by Energy.
Section 7.5    Second Quarter 2020 Distribution. For the avoidance of doubt, notwithstanding anything in MPLX’s Organizational Documents to the contrary, neither WRS nor any of its Affiliates shall be entitled to receive any distribution from MPLX for the fiscal quarter ended June 30, 2020 with respect to the MPLX Common Units.
Section 7.6    Sale Proceeds. If, following the Closing Date but on or before the date that is twelve months after the Closing Date, a Trigger Event occurs, WRS shall pay to MPLX, as additional consideration for the Membership Interests, an amount in cash equal to 75% of the sum of (a) the amount of Sale Proceeds received or deemed received by WRS and its Affiliates in respect of such Trigger Event less (b) the Total Value. Any such amount due to MPLX hereunder shall be paid no later than the closing date of the applicable Trigger Event.
ARTICLE VIII
CLOSING
The Closing of this Agreement shall be conducted as follows, with the performance of the Parties to be mutually dependent, and all transfers deemed to have taken place simultaneously:
Section 8.1    Closing. The Closing of the transactions contemplated by this Agreement shall occur on July 31, 2020 (the “Closing Date”). The transactions contemplated by this Agreement shall be deemed to be effective at the Effective Time in the order set forth in this Agreement.
Section 8.2    Deliveries by MPLX to WRS. At Closing, MPLX shall deliver to WRS:
(a)    an Assignment and Assumption Agreement substantially in the form of Exhibit 2 duly executed by MPLX;
(b)    appropriate resolutions and other similar documents of MPLX, to fully implement this Agreement;
(c)    a properly executed certificate of MPLX certifying that MPLX is not a “foreign person” within the meaning of Section 1445 of the Code; and
(d)    each other document or instrument specified in or as may be reasonably required by this Agreement.
Section 8.3    Deliveries by WRS to MPLX. At Closing, WRS shall deliver to MPLX:
(a)    appropriate resolutions and other similar documents of WRS, to fully implement this Agreement;
(b)    a properly executed certificate of WRS certifying that WRS is not a “foreign person” within the meaning of Section 1445 and 1446(f) of the Code; and
(c)    each other document or instrument specified in or as may be reasonably required by this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective Parties and their permitted successors and assigns. A Party’s rights under this Agreement may not be assigned without the prior written consent of all other Parties, which consent may be withheld for any reason. Any purported assignment in violation of the foregoing shall be void ab initio.
Section 9.2    Entire Understanding, Headings and Amendment.

(a)    This entire Agreement and the attached Annexes, Exhibits and Disclosure Schedules and all documents to be executed and delivered pursuant hereto constitute the entire understanding among the Parties, and supersede all previous agreements of any sort. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER OF THE PARTIES MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein. Article headings are included only for purposes of convenience and shall not be construed as a part of this Agreement or in any way affecting the meaning of the provisions of this Agreement or its interpretation.
(b)    None of this Agreement or any Ancillary Agreement may be amended or modified orally, and no amendment or modification of this Agreement or any Ancillary Agreement shall be valid unless in writing and signed by the Parties; provided, any such amendment or modification must be approved by the Conflicts Committee.
Section 9.3    Rights of Third Parties. This Agreement shall not be construed to create any lien or encumbrance on the Membership Interests, or to create any express or implied rights in any Person other than the Parties, except as expressly provided with respect to the WRS Indemnitees and the MPLX Indemnitees in Article IV.
Section 9.4    Notices. All notices shall be in writing and shall be delivered or sent by first‑class mail, postage prepaid, overnight courier or by means of electronic transmission. Any notice sent shall be addressed as follows:
(a)    If to WRS:
Western Refining Southwest, Inc.
539 South Main Street
Findlay, Ohio 45840
Attn: President
With copy (which shall not constitute notice) to:
Marathon Petroleum Company LP
539 South Main Street
Findlay, Ohio 45840
Attn: General Counsel

(b)    If to MPLX:
MPLX LP
200 East Hardin Street
Findlay, Ohio 45840
Attn: General Counsel
Any notice required hereunder shall be effective when sent if given in the manner set forth above.
Section 9.5    Choice of Law; Mediation; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement and all the Ancillary Agreements shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.
(b)    If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than ten (10) days nor more than sixty (60) days following written notice to the other Parties, any Party to such dispute or claim may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties. In connection with any mediation pursuant to this Section 9.5(b), the mediator shall be jointly appointed by the Parties and the mediation shall be conducted in Findlay, Ohio unless otherwise agreed by the Parties. All costs and expenses of the mediator appointed pursuant to this Section 9.5(b) shall be shared equally and paid by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, shall govern any mediation pursuant to this Section 9.5(b). In the mediation, each Party shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within thirty (30) days after the receipt of the Mediation Notice by a Party, then any Party may refer the resolution of the dispute or claim to litigation.
(c)    Subject to Section 9.5(b), each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) waives any objection to laying venue in any such action or proceeding in such courts; (ii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it; and (iii) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 9.4. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.
(d)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(d).
Section 9.6    Time of the Essence. Time is of the essence in the performance of this Agreement in all respects. If the date specified herein for giving any notice or taking any action is not a business day (or if the period during which any notice is required to be given or any taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a business day.
Section 9.7    Waiver and Severability.
(a)    No waiver, either express or implied, by any Party hereto of any term or condition of this Agreement or right to enforcement thereof shall be effective, unless such waiver is in writing and signed by all Parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way adversely affect the rights of the Parties granting such waiver in any other respect or at any other time. The failure of any Party to exercise any rights or privileges under this Agreement shall not be construed as a waiver of any such rights or privileges under this Agreement. The rights and remedies provided in this Agreement are cumulative and, except as otherwise expressly provided in this Agreement, none is exclusive of any other or of any rights or remedies that any Party may hereunder or otherwise have at law or in equity.
(b)    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 9.8    Costs and Expenses. Except as otherwise specifically provided in this Agreement, each Party will bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.
Section 9.9    Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.
Section 9.10    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and the liabilities referenced herein.
[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first set forth above.

Western Refining Southwest, Inc.

By:	/s/ Donald C. Templin
Name:	Donald C. Templin
Title:	Vice President

MPLX LP
By:	MPLX GP LLC, its General Partner

By:	/s/ Pamela K.M. Beall
Name:	Pamela K.M. Beall
Title:	Executive Vice President and Chief Financial Officer

APPENDIX A
DEFINITION OF TERMS
Introductory Note—Construction. Whenever the context requires, the gender of all words used in the Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Except as the Agreement otherwise specifies, all references herein to any law, are references to that law (and any rules and regulations promulgated thereunder), as the same may have been amended. The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires. The words “shall” and “will” are used interchangeably and have the same meaning. The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in the Agreement refer to the relevant agreement as a whole and not any particular Section or Article in which such words appear. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. Whenever the Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends. Unless specifically provided for in this Agreement, the term “or” shall not be deemed to be exclusive. References to a Person are also to its successors and/or permitted assigns, if any. All exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, lawful currency of the United States.
Definitions.
“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Affiliate” means, as to any specified entity, any other entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified entity. For purposes of this Agreement, “control” of an entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether by contract or otherwise. Notwithstanding anything herein to the contrary, for purposes of this Agreement, (a) WRS and its Subsidiaries (including, from and after the Closing, Wholesale and Transport) shall be deemed not to be “Affiliates” of MPLX (or, prior to the Closing, Wholesale and Transport), or any of its Subsidiaries, and (b) MPLX and its Subsidiaries (including, prior to the Closing, Wholesale and Transport) shall not be deemed “Affiliates” of WRS and its Subsidiaries (including, from and after the Closing, Wholesale and Transport).
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreement” means all of the agreements set forth in the exhibits to this Agreement.

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“ANDX” has the meaning set forth in the recitals.
“Cap” means $34,000,000.
“Closing” means the consummation of the transactions contemplated by this Agreement.
“Closing Date” has the meaning set forth in Section 8.1.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Unit” has the meaning set forth in the MPLX Partnership Agreement.
“Conflicts Committee” means the Conflicts Committee of the Board of Directors of MPLX GP LLC, the general partner of MPLX.
“Contract” means any contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, Permit, or other legally binding agreement.
“Deductible” means $1,700,000.
“DLLCA” means that Delaware Limited Liability Company Act, as amended.
“Effective Time” means 11:59 pm local time in Findlay, Ohio on the Closing Date.
“Energy” has the meaning set forth in the recitals.
“Energy GP” has the meaning set forth in the recitals.
“Energy Taxes” means any and all Taxes (a) imposed on Energy or MPLX attributable to Wholesale or Transport (including assets of Wholesale or Transport), or imposed on Wholesale or Transport, or for which Wholesale or Transport may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 7.2(d)); (b) of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which Wholesale or Transport (or any predecessor of Wholesale or Transport) is or was a member on or prior to the Closing Date by reason of Treasury Regulations § 1.1502-6(a) or any analogous or similar foreign, state or local law; and (c) of any other Person for which any member of the Wholesale or Transport is or has been liable as a transferee or successor, by contract, or otherwise.
“Environmental Laws” means any and all applicable federal, state or local law or statute, or regulations promulgated thereunder, together with any amendments thereto and all substitutions thereof, concerning the environment, preservation or reclamation of natural resources, natural resource damages, human health and safety, prevention or control of spills or pollution, or to the management (including without limitation generation, treatment, storage, transportation, arrangement for transport, disposal, arrangement for disposal or other handling), Release or threatened Release of Hazardous Substances, including without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et. seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et. seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et. seq.,

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the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99- 499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. § 655 and § 657, the Clean Air Act, 42 U.S.C, § 7401 et. seq., the Safe Drinking Water Act, 42 U.S.C. § 300f to § 300j-26, the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. § 5101 et. seq., the Atomic Energy Act of 1954 as amended, 42 U.S.C. §§ 2014, 2021(d), 2022, 2111, 2113 and 2114.
“Equity Interest” means capital stock, voting securities, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of the issuing entity.
“Execution Date” means the date of this Agreement.
“Fundamental Representations” has the meaning set forth in Section 4.3(a).
“Governmental Authority” means any federal, state, local, foreign, multi-national, supra‑national, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government, to the extent that such entity or organization is acting in a commercial capacity.
“Hazardous Substance” means any substance, material or waste designated, regulated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, radioactive materials or wastes, and infectious or medical wastes.
“Indemnified Party” has the meaning set forth in Section 4.4.
“Indemnifying Party” has the meaning set forth in Section 4.4.
“Insurance Policies” has the meaning set forth in Section 5.17.
“Knowledge” means the actual knowledge of Pamela K.M. Beall.
“Liens” means any security interest, lien, deed of trust, mortgage, pledge, charge, restriction, easement, encumbrance or other similar interest or right.
“Litigation” has the meaning set forth in Section 5.8.
“Logistics” has the meaning set forth in the recitals.
“Losses” has the meaning set forth in Section 4.1(a).

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“Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, financial condition, assets, liabilities or results of operations of Wholesale and Transport, taken as a whole, or the Wholesale Business and the Transport Business, taken as a whole; or (ii) any Party’s ability to enter into or perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, that the term “Material Adverse Effect” shall not include:
(a)    any fact, change, effect, condition or event that:
(i)    generally affects economic conditions in any of the markets or geographical areas in which Wholesale and Transport operate;
(ii)    generally affects economic conditions or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), including changes in (1) general financial or market conditions, (2) currency exchange rates or currency fluctuations, (3) prevailing interest rates or credit markets, and (4) the price of commodities or raw materials used in the businesses of Wholesale or Transport;
(iii)    generally affect the industries in which Wholesale and Transport operate; or
(iv)    result from national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
(b)    changes in law, GAAP or other applicable accounting standards or interpretations thereof;
(c)    any failure to meet internal projections, public estimates or expectations with respect to Wholesale or Transport (it being understood that the underlying causes of any such failure may be taken into consideration in determining whether a Material Adverse Effect has occurred); or
(d)    the announcement of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby; provided, however, that facts, changes, affects, conditions or events referred to in clauses (a)(i), (a)(ii), (a)(iii), (a)(iv) and (b) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and only to the extent such facts, changes, affects, conditions or events have had or would reasonably be expected to have a disproportionate effect on Wholesale or Transport as compared to other companies operating in similar businesses.
“Mediation Notice” had the meaning set forth in Section 9.5(b).
“Membership Interests” has the meaning set forth in the recitals.
“MPLX” has the meaning set forth in the preamble.

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“MPLX Common Units” has the meaning set forth in Section 3.1.
“MPLX Indemnitee” has the meaning set forth in Section 4.2.
“MPLX Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of MPLX dated July 30, 2019, including any and all amendments thereof.
“NYSE” means the New York Stock Exchange.
“Organizational Document” means, with respect to any entity, the legal organizational and governing documents of such entity, including the certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, agreement of limited partnership or shareholders’ agreement, in each case, as currently in effect.
“Parties” and “Party” have the meaning set forth in the preamble.
“Permit” means permits, licenses, certificates, orders, approvals, authorization, grants, consents, concessions, warrants, franchises and similar rights and privileges.
“Permitted Lien” means:
(a)    inchoate liens and charges imposed by law (including with respect to Taxes), Taxes, assessments, obligations under workers’ compensation, unemployment insurance or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet delinquent and that will be paid by each of Wholesale and Transport, as applicable, in the ordinary course of business, or the validity or amount of which is being contested in good faith by Wholesale or Transport, provided, that such contesting entity shall be responsible for, and shall promptly pay when due, including any interest and penalties, all amounts finally determined to be owed that are the subject of such contest;
(b)    easements, servitudes, leases, rightsofway and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions or encumbrances that are recorded in the public records or reflected on the final survey, and in all cases that do not materially interfere with or impact WRS’s intended use of the Wholesale Assets or the Transport Assets;
(c)    any liens consisting of (A) statutory landlord’s liens under leases which Wholesale or Transport is a party or other liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (B) rights reserved to or vested in any Governmental Authority to control or regulate any property of Wholesale or Transport or to limit the use of such property in any manner which does not materially impair the use of such property, (C) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (D) zoning or other land use or Environmental Laws and ordinances of any Governmental Authority, in each case that arise in the ordinary course of business and that do not interfere with the ordinary conduct of the

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business by Wholesale or Transport at such property; provided, that such Party shall be responsible for, and shall promptly pay when due, including any interest and penalties, all amounts finally determined to be owed that are the subject of such contest; and
(d)    liens of carriers, warehousemen, mechanics, laborers and materialmen and similar charges that arise in the ordinary course of business, and that are either not filed of record and not delinquent or that are filed of record but are being contested in good faith by Wholesale or Transport; provided, that such Party shall be responsible for, and shall promptly pay when due, including any interest and penalties, all amounts finally determined to be owed that are the subject of such contest.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.
“Plan” means, whether written or oral, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (including “multiemployer plans” within the meaning of Section 3(37) of ERISA) (whether or not subject to ERISA) and any and all employment, deferred compensation, change in control, severance, termination, loan, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, incentive compensation, stock or equity-based compensation, stock purchase, stock appreciation, collective bargaining, fringe benefit, vacation, paid time off, sick leave or other similar agreements, plans, programs, policies, understandings or arrangements.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Pre-Closing Tax Return” has the meaning set forth in Section 7.2(b).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance into the environment.
“Sale Proceeds” means the aggregate value of all consideration (cash and non-cash) received or deemed to be received by WRS or its Affiliates, solely with respect to the Transport Business and/or the Wholesale Business, in respect of a Trigger Event.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
“Straddle Tax Return” has the meaning set forth in Section 7.2(c).
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned,

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directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Supply Payment” has the meaning set forth in Section 7.4.
“Tax” means (i) any and all federal, state, provincial, county, local or foreign taxes or levies of any kind and any and all other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real property, personal property, escheat, asset, sales, use, franchise, license, payroll, transaction, capital, capital gains, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, alternative or add-on minimum, stamp, documentary, recapture, business license, business organization, environmental, profits, lease, or other taxes or other charges imposed by or on behalf or payable to any Governmental Authority including tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions from federal, state, local or foreign applicable law, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed) and (ii) any transferee or other secondary or non-primary liability or other obligations with respect to any item in clause (i) above, whether such liability or obligation arises by assumption, operation of law, contract, indemnity, guarantee, as a successor or otherwise.
“Tax Refund” has the meaning set forth in Section 7.2(e).
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Governmental Authority having jurisdiction over the payment or reporting of any Tax.
“Tax Proceeding” means any action, audit, litigation or other proceeding for assessment or collection of Taxes.
“Third Party Claim” has the meaning set forth in Exhibit 1.
“Transaction Taxes” has the meaning set forth in Section 7.2(a).
“Transport” has the meaning set forth in the recitals.
“Transport Membership Interests” has the meaning set forth in the recitals.
“Transfer” has the meaning set forth in Section 2.1
“Transport Assets” has the meaning set forth in Section 5.9.

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“Transport Business” means the business of truck transportation of crude oil, fuels and other petroleum products, including without limitation, asphalt.
“Transport Material Contract” means any Contract material to Transport or to the ownership and operations of the Transport Business or the ownership, use or operation of the Transport Assets.
“Trigger Event” means any transaction or series of transactions (regardless of the structure or form of such transaction or series of transactions) by WRS or any of its Affiliates with a third party that directly or indirectly involves the sale, transfer or monetization by WRS or any of its Affiliates with respect to all or a substantial portion of the Membership Interests, the Wholesale Business or the Transport Business, including the entering into any contract, agreement or arrangement in respect of any of the foregoing; provided, however, that a Trigger Event will not be deemed to have occurred if the value attributable to the Membership Interests, the Wholesale Business or the Transport Business, or any portion thereof, is not a material portion of the consideration received by WRS or its Affiliates in connection with any transaction that would otherwise be deemed a Trigger Event. For avoidance of doubt, a Trigger Event shall not include the inclusion of Membership Interests, the Wholesale Business, the Transport Business or any portion thereof, as part of internal reorganizations or spin-off transaction in accordance with Code Section 355 or similar transactions. As used herein, “substantial portion” means eighty percent (80%) or more.
“Wholesale” has the meaning set forth in the recitals.
“Wholesale Assets” has the meaning set forth in Section 5.9.
“Wholesale Business” means the business of distribution of petroleum products to distributors, retailers and end users.
“Wholesale Material Contract” means any Contract material to Wholesale or to the ownership and operations of the Wholesale Business or the ownership, use or operation of the Wholesale Assets.
“Wholesale Membership Interests” has the meaning set forth in the recitals.
“WRS” has the meaning set forth in the preamble.
“WRS Indemnitee” has the meaning set forth in Section 4.1.

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Exhibit 1
(a)    If any third party institutes any legal proceedings or asserts any claim or demand in respect of which indemnification is available under Section 4.1 or Section 4.2 of this Agreement, as applicable (a “Third Party Claim”), the Indemnified Party shall promptly give written notice of the assertion of the Third Party Claim to the Indemnifying Party; provided, however, that failure of the Indemnified Party to so notify the Indemnifying Party shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect to such claim, except to the extent the Indemnifying Party is prejudiced by such failure.
(b)    Subject to the provisions of this Exhibit 1, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses with respect to which it is subject to an indemnification obligation under this Agreement; provided that, in order to defend against, negotiate, settle or otherwise deal with any such Third Party Claim, the Indemnifying Party must first acknowledge in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party under this Agreement and provide to the Indemnified Party reasonable evidence that the Indemnifying Party has reasonably sufficient financial resources to enable it to fulfill its obligations under Article IV and this Exhibit 1. Notwithstanding the immediately preceding sentence, the Indemnifying Party shall not have the right to defend against, negotiate, settle or otherwise deal with any Third Party Claim:
(i)    if the Indemnified Party reasonably and in good faith believes that the Third Party Claim would reasonably be likely to be materially detrimental to the reputation, customer or supplier relations or future business prospects of the Indemnified Party or any of its Affiliates;
(ii)    unless the Third Party Claim is solely for monetary damages (except where any non-monetary relief being sought is merely incidental to a primary claim for monetary damages on the part of the Indemnified Party);
(iii)    if the Third Party Claim involves criminal allegations; or
(iv)    if the Indemnifying Party fails to prosecute or defend, actively and diligently, the Third Party Claim.
(c)    If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, it shall within five (5) days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim; fails to notify the Indemnified Party of its election timely as provided in this Agreement; or contests its obligation to indemnify the Indemnified

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Party for Losses relating to such Third Party Claim under this Agreement, then the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. Each party shall provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any Third Party Claim; provided, however, that nothing in this Agreement shall require any party to disclose any documents, materials or other information that is subject to attorney-client privilege. Notwithstanding anything in this Exhibit 1 to the contrary, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the written consent of the Indemnified Party if such settlement (i) would create any liability of the Indemnified Party for which the Indemnified Party is not entitled to indemnification under this Agreement, (ii) would provide for any injunctive relief or other non-monetary obligation affecting the Indemnified Party, or (iii) does not include an unconditional release of the Indemnified Party from all liability and obligation in respect of the Third Party Claim.
(d)    After any final decision, judgment or award is rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement is consummated, or the Indemnified Party and the Indemnifying Party have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter, and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five (5) business days after the date of such notice.

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Exhibit 2

ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Agreement”) is entered into as of July 31, 2020, by and between Western Refining Southwest, Inc., an Arizona corporation (“WRS”), and MPLX, a Delaware limited partnership (“MPLX”), pursuant to that certain Redemption Agreement, dated July 31, 2020, to which WRS and MPLX are parties (the “Redemption Agreement”). Capitalized terms used and not defined herein have the meanings given to such terms in the Redemption Agreement.
In accordance with Section 2.1 of the Redemption Agreement, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, MPLX hereby assigns, transfers, conveys and delivers the Wholesale Membership Interests to WRS, free and clear of all Liens other than as set forth in the Organizational Documents of Wholesale and other than restrictions on transfer under applicable federal and state securities laws, and WRS hereby unconditionally and absolutely acquires, accepts and assumes from MPLX the Wholesale Membership Interests.
Notwithstanding anything herein to the contrary, nothing herein shall in any way vary the covenants, agreements, representations and warranties of any of the Parties set forth in the Redemption Agreement. If there is a conflict between the provisions of the Redemption Agreement and the provisions of this Agreement, the provisions of the Redemption Agreement shall control.
This Agreement shall be binding upon, inure to the benefit of, and be enforceable by MPLX, WRS and their respective successors and assigns. This Agreement may not be amended except by an instrument in writing authorized and signed by MPLX and WRS.
In Witness Whereof, the parties hereto have executed this Agreement as of the date set forth above.

MPLX LP By: MPLX GP LLC, its General Partner		WESTERN REFINING SOUTHWEST, INC.
By:		By:
Name:	Pamela K.M. Beall	Name:	Donald C. Templin
Title:	Executive Vice President and Chief Financial Officer	Title:	Vice President

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